Exhibit 15.1

中正達會計師事務所 Centurion ZD CPA &Co. Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078 Email 電郵: info@czdcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (File No. 333-227817, File No. 333-220758 and File No. 333-201163) and the Registration Statements on Form S-8 (File No. 333-222534, File No. 333-208901, File No. 333-198940 and File No. 333-178771) of Lianluo Smart Ltd. (the “Company”) of our report dated May 15, 2019, relating to the Company’s consolidated financial statements which appears in this Annual Report on Form 20-F/A of the Company for the year ended December 31, 2018.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Hong Kong, China

February 10, 2020